Exhibit 99.1

Contact Info: Arron K. Sutherland, President and CEO
Illinois Casualty Company
(309) 732-0105
arrons@ilcasco.com
225 20th Street, Rock Island, IL 61201

ICC Holdings, Inc. Reports 2024 Second Quarter and Six Months Results

FOR IMMEDIATE RELEASE: 8/8/2024

Rock Island, IL – August 8, 2024 – ICC Holdings, Inc. (NASDAQ: ICCH) (the Company), parent company of Illinois Casualty Company, a regional, multi-line property and casualty insurance company focusing exclusively on the food and beverage industry, today reported unaudited results for the three and six months ended June 30, 2024.

second QUARTER AND SIX MONTHS ENDED June 30, 2024 – FINANCIAL RESULTS

Net loss totaled $732,000, or $0.25 per share, for the second quarter of 2024, compared to net earnings of $586,000, or $0.20 per share, for the second quarter of 2023. For the six months ended June 30, 2024, the Company reported net earnings of $1,507,000, or $0.51 per share, compared to net earnings of $2,165,000, or $0.74 per share, for the same period in 2023. This change for the six months ended June 30, 2024 was driven by merger and proxy contest costs. Book value per share increased to $21.51 at June 30, 2024, from $21.35 at December 31, 2023. This increase is due to 2024 net earnings, slightly offset by unrealized losses on our fixed income portfolio.

Direct premiums written increased by $1,801,000, or 7.6%, to $25,391,000 for the second quarter of 2024, from $23,590,000 for the same period in 2023. For the six months ended June 30, 2024, direct premiums written increased by $4,722,000, or 10.6%, to $49,126,000 compared to $44,404,000 for the same period in 2023. The second quarter growth was driven by increased policies in force and rate increases. Net premiums earned increased by $1,904,000, or 10.3%, to $20,398,000 for the three months ended June 30, 2024, from $18,494,000 for the same period in 2023. Net premiums earned increased by $4,326,000, or 11.9%, to $40,621,000 for the six months ended June 30, 2024, from $36,295,000 for the same period in 2023. The growth for both periods is primarily due to rate increases.

For the second quarter of 2024, the Company ceded to reinsurers $3,665,000 of earned premiums, compared to $2,704,000 of earned premiums for the second quarter of 2023. For the six months ended June 30, 2024, the Company ceded earned premiums of $7,035,000, compared to $5,188,000 for the same period in 2023. The drivers of this increase include additional direct written premium in the current year plus the addition of a ceding allowance on our first property and casualty reinsurance contracts.

Net investment income increased by $293,000, or 23.5%, to $1,540,000 for the second quarter of 2024, as compared to $1,247,000 for the same period in 2023. For the six months ended June 30, 2024, net investment income increased by $524,000, or 21.3%, to $2,980,000 from $2,456,000 for the same period in 2023. The increase is the result of continued re-investing of net proceeds at rates far greater than we are disposing of them.

Net unrealized gains on investments decreased $455,000 year over year to $247,000 in gains for the second quarter of 2024, compared to gains of $702,000 for the same period in 2023. The decrease is due to overall decrease in our equity holdings. Net unrealized gains and losses on equity securities increased year over year to $1,521,000 in gains as of June 30, 2024, compared to gains of $1,341,000 as of June 30, 2023. This increase reflects the overall gains in the equity markets in 2024.

Losses and settlement expenses increased by $2,339,000, or 19.2%, to $14,553,000 for the second quarter of 2024, from $12,214,000 for the same period in 2023. Losses and settlement expenses increased by $3,628,000, or 15.6%, to $26,890,000 for the six months ended June 30, 2024, from $23,262,000 for the same period in 2023. These increases were driven by increased Liquor Liability and Business Owner's Property claims relative to net earned premium.

Policy acquisition costs and other operating expenses increased by $637,000, or 8.6%, to $8,082,000 for the second quarter of 2024, from $7,445,000 for the same period in 2023. Policy acquisition costs and other operating expenses increased by $1,951,000, or 14.1%, to $15,745,000 for the six months ended June 30, 2024, from $13,794,000 for the same period in 2023. These increases were due to increases in legal and consulting fees, as well as agency commissions. Legal and consulting expenses are up $800,000 due to the proxy contest and the pending merger. Commissions increased as a result of higher written premiums.

Total assets increased by $8,823,000, or 4.2%, from $211,017,000 on December 31, 2023, to $219,840,000 on June 30, 2024. The investment portfolio, which consists of fixed income securities, common stocks, preferred stocks, property held for investment, and other invested assets, increased by $5,570,000, or 4.0%, from $140,853,000 on December 31, 2023, to $146,423,000 on June 30, 2024. This increase was due mainly to our increased investment holdings.

Total equity increased by $610,000, or 0.9%, from $67,004,000 as of December 31, 2023, to $67,614,000 as of June 30, 2024. The main driver of this increase was our net earnings, slightly offset by unrealized losses on our fixed income portfolio.

second QUARTER ENDED June 30, 2024 – FINANCIAL RATIOS

The Company’s losses and settlement expense ratio (defined as losses and settlement expenses divided by net premiums earned) was 71.3% and 66.2% for the second quarter and six months ended June 30, 2024, compared with 66.0% and 64.1% for the same periods in 2023.

The expense ratio (defined as the amortization of deferred policy acquisition costs and underwriting and administrative expenses divided by net premiums earned) was 39.6% and 38.8% for the second quarter and six months ended June 30, 2024, compared to 40.3% and 38.0% for the same periods in 2023.

The Company’s GAAP combined ratio (defined as the sum of the losses and settlement expense ratio and the expense ratio) was 110.9% and 105.0% for the second quarter and six months ended June 30, 2024, compared to 106.3% and 102.1% for the same periods in 2023.

MANAGEMENT COMMENTARY

"We continue to have strong premium growth from targeted rate increases and in-force policy count expansion, while utilizing our underwriting, actuarial, and loss control procedures to reduce risk in volatile territories.

"Excluding proxy contest and merger expenses, our expense ratio is down 1.2% as a result of continued improvements in operational efficiencies. Decreased underwriting expenses help offset our increased losses and loss adjustment expenses as we addressed a few sizable claims in the past quarter.

"The merger is proceeding as planned and having a very positive effect on our stock price. We are working diligently with all parties involved to ensure our Q4 2024 deadline for closing," stated Arron Sutherland, President and Chief Executive Officer.

ABOUT ICC HOLDINGS, INC.

ICC Holdings, Inc. is a vertically integrated company created to facilitate the growth, expansion, and diversification of its subsidiaries to maximize value to its stakeholders. The group of companies consolidated under ICC Holdings, Inc. engages in diverse, yet complementary business activities, including property and casualty insurance, real estate, and information technology.

The Company’s common shares trade on the NASDAQ Capital Market under the ticker symbol “ICCH”. For more information about ICC Holdings, visit http://ir.iccholdingsinc.com.

FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s plans, objectives, expectations, and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to revenue and profit growth; future responses to and effects of the COVID-19 pandemic, including their effects on claims activity and the business operations of the Company and of our current and potential customers; new theories of liability; judicial, legislative, regulatory, and other governmental developments, including, but not limited to, liability related to business interruption claims related to COVID-19; litigation tactics and developments; product and segment expansion; regulatory approval in connection with expansion; downturns and volatility in global economies and equity and credit markets, including as a result of inflation and supply chain disruptions and continued labor shortages; interest rates and changes in rates could adversely affect the Company's business and profitability; and market share, as well as statements expressing optimism or pessimism about future operating results, are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management's current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations,” including “Forward-Looking Information,” set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. No undue reliance should be placed on any forward-looking statements.

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	As of
	June 30,	December 31,
	2024	2023
	(Unaudited)
Assets:
Investments and cash:
Fixed maturity securities (amortized cost of $119,495,174 at 6/30/2024 and $119,336,041 at 12/31/2023)	$109,696,001	$110,955,697
Common stocks at fair value	13,599,230	12,191,621
Preferred stocks at fair value	2,900,343	2,896,296
Other invested assets, net of allowances for credit losses of $250,000 at 6/30/2024 and $39,000 at 12/31/2023	14,086,652	8,898,409
Property held for investment, at cost, net of accumulated depreciation of $767,263 at 6/30/2024 and $682,402 at 12/31/2023	6,141,245	5,910,864
Cash and cash equivalents	3,421,284	1,478,135
Total investments and cash	149,844,755	142,331,022
Accrued investment income	932,084	915,156
Premiums and reinsurance balances receivable, net of allowances for credit losses of $135,000 at 6/30/2024 and $143,000 at 12/31/2023	37,189,945	37,220,433
Ceded unearned premiums	739,904	755,099
Reinsurance balances recoverable on unpaid losses and settlement expenses, net of allowances for credit losses of $79,000 at 6/30/2024 and $82,000 at 12/31/2023	12,374,256	12,736,579
Federal income taxes	3,653,936	2,775,366
Deferred policy acquisition costs, net	8,857,528	8,552,459
Property and equipment, at cost, net of accumulated depreciation of $7,270,456 at 6/30/2024 and $6,990,076 at 12/31/2023	3,353,851	3,325,322
Other Assets, net of allowances for credit losses of $4,000 at 6/30/2024 and $5,000 at 12/31/2023	2,893,752	2,405,577
Total assets	$219,840,011	$211,017,013

Liabilities:
Unpaid losses and settlement expenses	$79,263,873	$71,919,585
Unearned premiums	48,753,710	47,259,637
Reinsurance balances payable	899,514	1,132,301
Corporate debt	15,000,000	15,000,000
Accrued expenses	6,744,042	7,442,617
Other liabilities	1,565,195	1,259,324
Total liabilities	152,226,334	144,013,464

Equity:
Common stock[1]	35,000	35,000
Treasury stock, at cost[2]	(5,727,278)	(5,710,324)
Additional paid-in capital	33,454,198	33,330,846
Accumulated other comprehensive (loss), net of tax	(7,741,480)	(6,621,336)
Retained earnings	49,351,697	47,844,368
Less: Unearned Employee Stock Ownership Plan shares at cost[3]	(1,758,460)	(1,875,005)
Total equity	67,613,677	67,003,549
Total liabilities and equity	$219,840,011	$211,017,013

1 Par value $0.01; authorized: 2023 – 10,000,000 shares and 2022 – 10,000,000 shares; issued: 2023 – 3,500,000 shares and 2022 – 3,500,000 shares; outstanding: 2023 – 3,142,973 and 2022 – 3,138,976 shares

2 2023 – 357,027 shares and 2022 – 361,024 shares

3 2023 – 175,844 shares and 2022 – 187,498 shares

ICC Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Earnings and Comprehensive Earnings (Unaudited)

	For the Three-Months Ended
	June 30,
	2024	2023
Net premiums earned	$20,398,193	$18,494,053
Net investment income	1,540,014	1,246,759
Net realized investment (losses) gains	(3,020)	144,012
Net unrealized gains on investments	246,970	702,014
Other (loss) income	(5,060)	63,878
Consolidated revenues	22,177,097	20,650,716
Losses and settlement expenses	14,553,068	12,214,486
Policy acquisition costs and other operating expenses	8,081,721	7,444,806
Interest expense on debt	45,905	45,904
General corporate expenses	405,923	202,537
Total expenses	23,086,617	19,907,733
(Loss) earnings before income taxes	(909,520)	742,983
Total income tax (benefit) expense	(177,644)	156,494
Net (loss) earnings	$(731,876)	$586,489

Other comprehensive loss, net of tax	(480,032)	(764,329)
Comprehensive loss	$(1,211,908)	$(177,840)

Earnings per share:
Basic:
Basic net (loss) earnings per share	$(0.25)	$0.20
Diluted:
Diluted net (loss) earnings per share	$(0.24)	$0.20

Weighted average number of common shares outstanding:
Basic	2,962,944	2,941,856
Diluted	2,988,854	2,969,288

	For the Six-Months Ended
	June 30,
	2024	2023
Net premiums earned	$40,620,559	$36,295,350
Net investment income	2,980,216	2,456,174
Net realized investment gains	147,666	68,447
Net unrealized gains on investments	1,520,860	1,341,432
Other (loss) income	(10,097)	109,714
Consolidated revenues	45,259,204	40,271,117
Losses and settlement expenses	26,889,996	23,262,167
Policy acquisition costs and other operating expenses	15,744,820	13,794,387
Interest expense on debt	91,809	91,304
General corporate expenses	606,693	396,211
Total expenses	43,333,318	37,544,069
Earnings before income taxes	1,925,886	2,727,048
Total income tax expense	418,557	562,014
Net earnings	$1,507,329	$2,165,034

Other comprehensive (loss) earnings, net of tax	(1,120,144)	832,024
Comprehensive earnings	$387,185	$2,997,058

Earnings per share:
Basic:
Basic net earnings per share	$0.51	$0.74
Diluted:
Diluted net earnings per share	$0.51	$0.73

Weighted average number of common shares outstanding:
Basic	2,952,148	2,942,543
Diluted	2,978,057	2,969,975